Exhibit 99.1
Superior Industries Reports
Financial Results for the First Quarter 2007
     VAN NUYS, CALIFORNIA — May 10, 2007 — Superior Industries International, Inc. (NYSE:SUP) today announced financial results for the first quarter of 2007. Unit wheel shipments increased 16.1%. “We are encouraged by this substantial rebound in shipments resulting from new program awards from our customers. We remain increasingly confident that our multi-year restructuring program is positioning Superior to achieve our long-term goals for growth and profitability,” said President and CEO Steven Borick.
     Net sales increased to $244,875,000 compared to $183,525,000 for the first quarter of 2006, reflecting the increase in volume, higher pass-through aluminum costs in selling prices and a shift toward larger wheel sizes.
     Consolidated net income from continuing operations for the first quarter of 2007 was $1,854,000, or $0.07 per diluted share. This compares to net income from continuing operations for the first quarter of 2006 of $1,436,000, or $0.05 per diluted share. In last year’s first quarter, Superior reported a net loss from the company’s discontinued suspension components business of $326,000, or $0.01 per diluted share. Net income for the first quarter of 2006 was $1,110,000, or $0.04 per diluted share.
     Gross margin declined compared to the prior year, primarily the result of inefficiencies associated with the start-up of production and initial shipments at Superior’s new plant in Chihuahua, Mexico, costs associated with the previously announced closure in 2007 of the Company’s Johnson City, Tennessee facility and continuing production challenges at Superior’s Midwest plants. “We expect margins at our new Chihuahua facility, the most advanced large-diameter wheel casting plant in the world, to steadily improve as volume ramps up during the year, and the one time issues related to Johnson City to steadily decline in significance. We are addressing the Midwest production challenges and have begun to see improvement.” Borick said.
     SG&A expenses for the first quarter of 2007 increased to $6,915,000, which included non-cash stock-based compensation expense and substantial increases in professional fees related to increased legal and audit matters. This compares to SG&A expenses of $5,395,000 for the first quarter of 2006.
     Other income in the first quarter of 2007 includes a $2.4 million gain on the sale of an available-for-sale security. Superior’s share of profits from its joint venture aluminum wheel manufacturing operation in Hungary was $791,000 for the first quarter of 2007 compared to $476,000 a year earlier.
     The tax benefit on the loss from continuing operations in the first quarter of 2007 reflects an estimated effective tax rate of 39.6%, or $624,000, plus a reduction in required tax reserves totaling $1,986,000. The tax reserve adjustments were due primarily to the addition of reserves for current period activity net of the release of reserves related to the expiration of a statute of limitations. The tax benefit in the first quarter of 2006 included a tax provision of approximately $295,000, which was offset by a net reduction of tax reserves totaling $913,000, due to the expiration of a tax statute of limitations.
     At March 31, 2007, working capital was approximately $242,500,000 including cash and cash equivalents of approximately $58,600,000. Superior has no debt.
Conference Call
     Superior will host a conference call beginning at 10:00 a.m. PDT (1:00 p.m. EDT) today that will be broadcast on the company’s website, www.supind.com. Investors, analysts, stockholders, news media and the general public are invited to listen to the web cast. The web cast replay will be available at this same Internet address approximately one hour after the conclusion of the conference call.
     In addition to reviewing the company’s first quarter 2007 results, during the conference call the company plans to discuss other financial and operating matters. Additionally, the answers to questions posed to management during the call might disclose additional material information.
About Superior Industries
     Superior supplies aluminum wheels to Ford, General Motors, DaimlerChrysler, Audi, BMW, Isuzu, Jaguar, Land Rover, Mazda, MG Rover, Mitsubishi, Nissan, Subaru, Suzuki, Toyota, and Volkswagen. For additional information, visit www.supind.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
(tables attached)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31

	2007	2006

Net Sales	$244,875	$183,525
Costs and Expenses
Cost of Sales	242,730	179,302
Selling and Administrative Expenses	6,915	5,395

Loss From Operations	(4,770)	(1,172)

Interest Income, net	822	1,488
Other Income, Net	2,374	9

Income (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	(1,574)	325

Income Tax Benefit	2,610	618
Equity in Earnings of Joint Ventures	818	493

Net Income from Continuing Operations	$1,854	$1,436
Discontinued Operations, Net of Taxes	—	(326)

Net Income	$1,854	$1,110

Earnings (Loss) Per Share — Basic:
Net Income from Continuing Operations	$0.07	$0.05
Discontinued Operations	—	(0.01)

Net Income	$0.07	$0.04

Earnings (Loss) Per Share — Diluted:
Net Income from Continuing Operations	$0.07	$0.05
Discontinued Operations	—	(0.01)

Net Income	$0.07	$0.04

Weighted Average and Equivalent Shares Outstanding for Earnings (Loss) Per Share:
Basic	26,610,000	26,610,000
Diluted	26,616,000	26,613,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	As of March 31
	2007	2006
Current Assets	$368,925	$371,059
Property, Plant and Equipment, net	312,456	299,016
Investments and Other Assets	63,379	66,971

	$744,760	$737,046

Current Liabilities	$126,440	$132,171
Long-Term Liabilities	78,759	29,498
Shareholders’ Equity	539,561	575,377

	$744,760	$737,046